UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report: September 28, 2012

(Date of earliest event reported)

UNIVERSAL HOSPITAL SERVICES, INC.

(Exact name of registrant as specified in its charter)

Commission File Number: 000-20086

Delaware	41-0760940
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

6625 West 78th Street, Suite 300

Minneapolis, Minnesota 55439-2604

(Address of principal executive offices, including zip code)

952-893-3200

(Registrant’s telephone number, including area code)

7700 France Avenue South, Suite 275

Edina, Minnesota 55435-5228

 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.                                          Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)                                 On September 28, 2012, Diana J. Vance-Bryan resigned from her position as Executive Vice President and Chief Operating Officer of Universal Hospital Services, Inc. (the “Company”), in connection with a corporate restructuring and the elimination of her position as a part of a reduction in force.  Ms. Vance-Bryan’s resignation is effective October 1, 2012.

(c)                                  The Company does not intend to appoint a replacement for Ms. Vance-Bryan.  Upon her resignation on October 1, 2012, William C. Mixon, President of the Company, will assume Ms. Vance-Bryan’s duties.

(e)                                  In connection with her resignation, Ms. Vance-Bryan has agreed to a mutual termination agreement with the Company, under which Ms. Vance-Bryan will provide a release of certain claims in exchange for severance payments totaling approximately $508,000, along with other benefits pursuant to the Company’s Executive Severance Pay Plan.  In addition, Ms. Vance-Bryan will continue to be eligible to receive a pro-rated portion of the incentive compensation for the fiscal year ending December 31, 2012 for which she was eligible under the terms of the Company’s Executive Incentive Program, to be determined and paid in accordance with the Company’s normal year-end procedure.  The EIP is described in the Company’s Form 10-K for the fiscal year ended December 31, 2011.

The foregoing description of the terms of Ms. Vance-Bryan’s mutual termination agreement is qualified by reference to the text of the agreement, a copy of which is filed as Exhibit 10.1 to this Form 8-K and incorporated herein by reference.

Item 9.01.                                          Financial Statements and Exhibits.

(d)                                 Exhibits

Exhibit 10.1 — Mutual Termination Agreement between Diana Vance-Bryan and Universal Hospital Services, Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, Universal Hospital Services, Inc. has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 2, 2012	UNIVERSAL HOSPITAL SERVICES, INC.

	By:	/s/ Rex T. Clevenger
Rex T. Clevenger
Executive Vice President and Chief Financial Officer